SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))


[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       ECHOSTAR COMMUNICATIONS CORPORATION
                     ---------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       ECHOSTAR COMMUNICATIONS CORPORATION
                     ---------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

______________________________________________________________________

   (2) Aggregate number of securities to which transaction applies:

______________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

______________________________________________________________________
   (4) Proposed maximum aggregate value of transaction:

______________________________________________________________________
   (5) Total fee paid:

______________________________________________________________________

[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

     _____________________________________________________________________
   (2) Form, Schedule or Registration Statement No.:

     _____________________________________________________________________
   (3) Filing Party:

     _____________________________________________________________________
   (4) Date Filed:

     _____________________________________________________________________

--------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                 ECHOSTAR COMMUNICATIONS CORPORATION LETTERHEAD



                                 August 13, 1997


DEAR SHAREHOLDER:

     It is a pleasure for me to extend to you an invitation to attend the 1997 Annual Meeting of Shareholders of EchoStar Communications Corporation ("EchoStar" or the "Corporation"). The Annual Meeting will be held on Friday, September 12, 1997, at 10:00 a.m. at the Corporation's headquarters located at 90 Inverness Circle East, Englewood, Colorado 80112.

     The enclosed Notice of Meeting and Proxy Statement describes the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review EchoStar's operations and other items of general interest regarding the Corporation.

     We hope that all shareholders will be able to attend the Annual Meeting. If you plan to attend, please check the appropriate box on your proxy card. Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy card in the enclosed return envelope.

     On behalf of the Board of Directors and Management, I would like to express our appreciation for your support and interest in EchoStar Communications Corporation. I look forward to seeing you at the Annual Meeting.



                                             /s/ CHARLES W. ERGEN
                                             --------------------
                                             CHARLES W. ERGEN
                                             President and  Chief
                                             Executive Officer

                 ECHOSTAR COMMUNICATIONS CORPORATION LETTERHEAD



                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF ECHOSTAR COMMUNICATIONS CORPORATION:

     Please take notice that the Annual Meeting of Shareholders of EchoStar Communications Corporation ("EchoStar" or the "Corporation") will be held on Friday, September 12, 1997, at 10:00 a.m. at the Corporation's headquarters located at 90 Inverness Circle East, Englewood, Colorado 80112, to consider and vote upon the following proposals:

     1.   Election of five directors of the Corporation;

     2. Approval of the 1997 Employee Stock Purchase Plan (as defined herein) and the reservation for issuance of 100,000 shares of EchoStar's Class A Common Stock, $0.01 par value ("Class A Shares") thereunder;

     3. Ratification of the appointment of Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1997; and

     4. Transaction of such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on August 6, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.


                         By Order of the Board of Directors


                         /s/ DAVID K. MOSKOWITZ
                         ----------------------
                         DAVID K. MOSKOWITZ,
                         Senior  Vice President, General  Counsel
                         and Corporate Secretary


August 13, 1997

                                 PROXY STATEMENT
                                       OF
                       ECHOSTAR COMMUNICATIONS CORPORATION

General

     This Proxy Statement is being furnished to the shareholders of EchoStar Communications Corporation ("EchoStar" or the "Corporation") in connection with the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held on Friday, September 12, 1997, at 10:00 a.m. at the Corporation's headquarters located at 90 Inverness Circle East, Englewood, Colorado 80112.

     The mailing address of the Corporation is 90 Inverness Circle East, Englewood, Colorado 80112. This Proxy Statement and the accompanying proxy are first being sent or given to shareholders on or about August 13, 1997, to shareholders of record on August 6, 1997 of the Corporation's Class A Common Stock, $0.01 par value ("Class A Shares"), Class B Common Stock, $0.01 par value ("Class B Shares"), and 8% Series A Cumulative Preferred Stock, $0.01 par value ("Preferred Shares").

     The accompanying proxy is being solicited by the Board of Directors of the Corporation. It may be revoked by written notice given to the Corporate
Secretary at any time before being voted. Proxies in this form, properly executed, duly sent to the Corporation and not revoked will be voted for the election of Directors and on the other proposals described in this Proxy Statement, in accordance with the instructions set forth in the proxy. The Board of Directors is not aware of any matters proposed to be presented at the Annual Meeting other than the election of Directors, the approval of the Corporation's 1997 Employee Stock Purchase Plan ("Employee Stock Purchase Plan"), and the ratification of the appointment of Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1997. If any other proposal is properly presented, the persons named in the accompanying form of proxy will have discretionary authority to vote thereon in accordance with their best judgment. Presence at the Annual Meeting does not of itself revoke the proxy.

Securities Entitled to Vote

     Shareholders of record on August 6, 1997 are entitled to notice of the Annual Meeting and to vote their shares at the Annual Meeting. On that date, 11,821,563 Class A Shares, 29,804,401 Class B Shares, and 1,616,681 Preferred Shares were issued and outstanding. Each Class A Share is entitled to one vote per share on each proposal to be considered by shareholders and each Class B Share and Preferred Share is entitled to ten votes per share on each proposal to be considered by shareholders.

Vote Required

     The presence at the Annual Meeting of the holders of a majority of the total voting power of the Corporation shall constitute a quorum for the transaction of business at the Annual Meeting. The affirmative votes of a majority of the total voting power of the Corporation present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Employee Stock Purchase Plan, and to ratify the appointment of Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1997. The affirmative vote of a plurality of the total votes cast is necessary to elect a Director. No cumulative voting is permitted.

     With respect to proposals other than the election of Directors, the aggregate number of votes cast, i.e., those votes "for" or "against" the proposal, but not abstentions, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposal, and the total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the proposal. An abstention from voting on the proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Annual Meeting; however, such abstentions and broker non-votes will not be considered as votes "for" or "against" the proposal, and will therefore not be considered in determining whether the proposal passed.

     Through his ownership of Class B Shares and Preferred Shares, Charles W. Ergen, the President and Chief Executive Officer of the Corporation, possesses more than 96% of the total voting power of the Corporation. Mr. Ergen has stated that he will vote in favor of each proposal to be considered at the Annual Meeting and for the election of each of the incumbent nominee Directors. Accordingly, approval of the proposals and the election of each of the Directors is assured notwithstanding a negative vote by shareholders other than Mr. Ergen.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees

     At the Annual Meeting, shareholders of the Corporation will elect five (5) Directors, in each case to hold office until the next annual meeting of shareholders of the Corporation or until their respective successors shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast is necessary to elect a Director. All of the nominees for Director are now Directors of the Corporation. Each nominee has consented to his nomination and has advised the Corporation that he intends to serve the entire term if elected.

          The Board of Directors unanimously recommends a vote FOR the election of the nominees named herein.
                    (Item No. 1 on the enclosed proxy card).

     The nominees for Director of the Corporation are as follows:

Name                  Age   Position with the Corporation
-----------------     ---   ---------------------------------------------------
Charles W. Ergen      44    Chairman  of the Board of Directors, Chief Executive
                            Officer and President
James DeFranco        44    Director and Executive Vice President
R. Scott Zimmer       40    Vice  Chairman,  Director  and  Vice President
Alan M. Angelich      53    Director
Raymond L. Friedlob   52    Director

     The following sets forth the business experience of each of the nominees over the last five years:

     Charles W. Ergen. Mr. Ergen has been Chairman of the Board of Directors and Chief Executive Officer of the Corporation since its formation. Mr. Ergen also has been President of the Corporation since its formation with exception of the period between February 1996 and March 1997. During the past five years, Mr. Ergen has held various positions with the Corporation's subsidiaries including, President and Chief Executive Officer of Echosphere Corporation ("Echosphere"), Echonet Business Network, Inc. ("EBN") and EchoStar Satellite Corporation ("ESC"), and Director of Echosphere, Houston Tracker Systems, Inc. ("HTS"), EchoStar International Corporation ("EIC"), ESC and EBN. Mr. Ergen, along with his spouse and James DeFranco, was a co-founder of Echosphere in 1980. Commencing in March 1995, Mr. Ergen also became a Director of SSE Telecom, Inc. ("SSET"), a public company principally engaged in the manufacture and sale of satellite telecommunications equipment.

     James DeFranco. Mr. DeFranco is an Executive Vice President of the Corporation and has been a Vice President and a Director of the Corporation since its formation and, during the past five years, has held various positions with the Corporation's subsidiaries, including President of HTS, Echo Acceptance Corporation ("EAC") and HT Ventures, Inc. ("HTV"), Executive Vice President of ESC, Senior Vice President of Echosphere and EBN, and Director of Satellite Source Inc., Echosphere, HTS, EAC, EBN and HTV. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen's spouse, was a co-founder of Echosphere in 1980.

     R. Scott Zimmer.  Mr.  Zimmer has been a Vice  Chairman of the  Corporation since November 1996 and has been a Vice President and a Director of the Corporation since its formation. For more than the past five years, Mr. Zimmer has managed the international operations of the Corporation and its subsidiaries.

     Alan M. Angelich. Mr. Angelich has been a Director of the Corporation and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Angelich is presently a principal of Janco Partners, Inc., an investment banking firm specializing in the telecommunications industry. From May 1982 to October 1993, Mr. Angelich served in various executive capacities with Jones Intercable, Inc., including Vice Chairman of its Board of Directors from December 1988 to October 1993. From August 1990 to October 1993, Mr. Angelich was also the Chief Executive Officer of Jones Capital Markets, Inc.

     Raymond L. Friedlob. Mr. Friedlob has been a Director of the Corporation and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob is presently a member of the law firm of Friedlob Sanderson Raskin Paulson & Tourttillott, LLC. Prior to 1995, Mr. Friedlob was a partner of Raskin & Friedlob, P.C. where he had practiced since 1970. Mr. Friedlob specializes in federal securities law, corporate law, leveraged acquisitions, mergers and taxation.

Board of Directors and Committees

     The Board of Directors currently has an Executive Compensation Committee and an Audit Committee, both of which were established in October 1995. The present members of the Audit and Executive Compensation Committee are Messrs. Angelich and Friedlob. The principal functions of the Audit Committee are to:
(i) recommend to the Board of Directors the selection of independent public accountants; (ii) review management's plan for engaging the Corporation's independent public accountants during the year to perform non-audit services and consider what effect these services will have on the independence of the accountants; (iii) review the annual financial statements and other financial reports which require approval by the Board of Directors; (iv) review the adequacy of the Corporation's system of internal accounting controls; and (v) review the scope of the independent public accountants' audit plans and the results of the audit. The principal functions of the Executive Compensation Committee are to approve compensation of Executive Officers of the Corporation and to award grants under and administer the Corporation's 1995 Stock Incentive Plan (the "Incentive Plan").

     The Board of Directors held eight meetings during the fiscal year ended December 31, 1996. The Compensation Committee held three meetings during 1996 and the Audit Committee met twice during 1996. Each Director attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period in which he has been a Director, and; (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the periods that he served.

     Directors are elected annually and serve until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

Equity Security Ownership

     The following table sets forth, to the best knowledge of the Corporation, the beneficial ownership of the Corporation's equity securities as of June 30, 1997 by: (i) each person known by the Corporation to be the beneficial owner of more than five percent of any class of the Corporation's capital stock; (ii) each Director or nominee of the Corporation; (iii) each executive officer named in the Summary Compensation Table (collectively, the "Named Executive Officers"); and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.

                                                            Number of    Percentage of
Name (1)                                                     Shares          Class
------------------------------------------------------      ---------    -------------
8% Series A Cumulative Preferred Stock:
  Charles W. Ergen (2) .................................      1,535,847        95.0%

  James DeFranco .......................................         80,834         5.0%
  All Directors and Executive Officers as a ............      1,616,681       100.0%
  Group (ten persons)

Class A Common Stock:
  Charles W. Ergen (3), (4), (5) .......................     31,387,620        72.0%

  James DeFranco (6), (4) ..............................      1,525,320         3.5%

  FMR Corp. (7) ........................................      1,186,459         2.7%

  R. Scott Zimmer (8), (4) .............................        819,836         1.9%
  T. Rowe Price Associates, Inc. (9) ...................        755,000         1.7%
  SSE Telecom, Inc. (10) ...............................        709,780         1.6%
  Chancellor  LGT  Asset  Management,  Inc.(11) ........        609,200         1.4%
  David K. Moskowitz (12), (4) .........................         49,521           *
  Carl E. Vogel (13), (4) ..............................         35,761           *
  Steven B. Schaver (14), (4) ..........................         12,781           *
  All Directors and Executive Officers as a ............     33,867,041        77.7%
  Group (nine persons) (4), (14)

Class B Common Stock:
  Charles W. Ergen .....................................     29,804,401       100.0%
  All Directors and Executive Officers as a ............     29,804,401       100.0%
  Group (nine persons)
----------

*  Less than 1%.

(1) Except as otherwise noted, the address of each such person is 90 Inverness Circle East, Englewood, Colorado 80112-5300.
(2) Includes 1,125,000 Preferred Shares held in trust for the benefit of Mr. Ergen's minor children and other members of his family. Mr. Ergen's spouse is the trustee for that trust.
(3) Includes: (i) the right to acquire 41,428 Class A Shares within 60 days upon the exercise of employee stock options; (ii) 29,804,401 Class A Shares issuable upon conversion of Mr. Ergen's Class B Shares;
          (iii) 410,847 Class A Shares issuable upon conversion of Mr. Ergen's Preferred Shares; and (iv) 1,125,000 Class A Shares issuable upon conversion of Preferred Shares held in trust for the benefit of Mr. Ergen's minor children and other members of his family.
(4) Beneficial ownership percentage was calculated assuming exercise or conversion of all Class B Shares, Preferred Shares, Warrants and employee stock options exercisable within 60 days (collectively, the "Derivative Securities") into Class A Shares by all holders of such Derivative Securities. Assuming exercise or conversion of Derivative Securities by such person, and only by such person, the beneficial ownership of Class A Shares would be as follows: Mr. Ergen, 72.7%; Mr. DeFranco, 12.8%, Mr. Zimmer, 6.9%; less than one percent for Mr. Moskowitz, Mr. Vogel and Mr. Schaver, and all Officers and Directors as a group, 78.0%.
(5) The percentage of total voting power held by Mr. Ergen is 95.8%, after giving effect to the exercise of the Warrants and employee stock options.
(6) Includes: (i) the right to acquire 30,417 Class A Shares within 60 days upon the exercise of employee stock options; (ii) 80,834 Class A Shares issuable upon conversion of Mr. DeFranco's Preferred Shares;
          (iii) 751 Class A Shares held as custodian for his minor children; and
          (iv) 375,000 Class A Shares controlled by Mr. DeFranco as general partner of a partnership.
(7) Based on information available to the Corporation, FMR Corp. owned 10.0% of the Class A Shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(8) Includes: (i) the right to acquire 14,593 Class A Shares within 60 days upon the exercise of employee stock options; (ii) 700 Class A Shares owned jointly with members of his family; and (iii) 100,000 Class A Shares held in trust for the benefit of Mr. Zimmer's children and other members of his family. Mr. Zimmer's spouse is the trustee for that trust.
                                       4

(9) Based on information available to the Corporation, T. Rowe Price Associates, Inc. owned 6.4% of the Class A Shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(10) Based on information available to the Corporation, SSET owns 6.0% of the Class A Shares. The address of SSET is 8230 Leesburg Pike, Suite 710, Vienna, Virginia 22182.
(11) Based on information available to the Corporation, Chancellor LGT Asset Management, Inc. owned 5.2% of the Class A Shares. The address of Chancellor LGT Asset Management, Inc. is 1166 Avenue of the Americas, New York, New York 10036.
(12) Includes: (i) the right to acquire 41,893 Class A Shares within 60 days upon the exercise of employee stock options; (ii) 166 Class A Shares held as custodian for his minor children; (iii) 3,000 Class A Shares owned jointly with Mr. Moskowitz's spouse; and (iv) 1,023 Class A Shares held as trustee for Mr. Ergen's children.
(13)      Includes 247 Class A Shares owned jointly with Mr. Vogel's spouse.
(14) Includes the right to acquire 12,761 Class A Shares within 60 days upon the exercise of employee stock options.
(15) Includes: (i) the right to acquire 177,274 Class A Shares within 60 days upon the exercise of employee stock options; (ii) 375,000 Class A Shares held in a partnership; (iii) 1,616,681 Class A Shares issuable upon conversion of Preferred Shares; (iv) 29,804,401 Class A Shares issuable upon conversion of Class B Shares; (v) 101,023 Class A Shares held in the name of, or in trust for, minor children and other family members; and (vi) 3,947 Class A Shares owned by or jointly with family members.

Compliance  With Section 16(a) of The Securities  Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Executive Officers, Directors and persons who own more than ten percent of a registered class of the Corporation's equity securities
(collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Class A Shares and other equity securities of the Corporation. Reporting Persons are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that are filed with the SEC. Based solely on a review of the copies of such forms furnished to the Corporation for the 1996 fiscal year and written representations that no other reports were required, with the exception of Mr. Angelich, Mr. Zimmer and Mr. Moskowitz, all Reporting Persons made all required filings. Mr. Angelich filed one late Form 4 report with the SEC in April 1997 with respect to a single transaction which occurred in August 1996. Mr. Zimmer filed one amended Form 3 report with the SEC with respect to a single transaction which occurred in June 1995. Mr. Zimmer also filed one amended Form 4 report with the SEC with respect to a single transaction which occurred in December 1996. Mr. Moskowitz filed one amended Form 3 report with the SEC in June 1997 with respect to a single transaction which occurred in June 1995.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation Summary

     Executive Officers are compensated by certain subsidiaries of the Corporation. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1996, 1995 and 1994 for the Named Executive Officers.

                           Summary Compensation Table


                                                                Long
                                                                Term
                                                            Compensation
                                                               Awards
                                                               ------
                                                             Securities
                                                    Other    Underlying
Name and Principal                                  Annual     Options     All Other
Position             Year     Salary     Bonus  Compensation(1)  (#)   Compensation(2)
--------------------------------------------------------------------------------------
Charles W. Ergen .   1996   $190,000   $   --     $   --       17,030   $140,680
Chairman and Chief   1995    190,000       --         --       14,705     15,158
Executive Officer    1994    177,578       --         --       53,568        888


Carl E. Vogel (3)    1996   $166,923   $   --     $   --     $   --       12,798
President ........   1995    150,000       --         --       21,641     11,346
                     1994    107,308       --         --      375,776        500


R. Scott Zimmer ..   1996   $160,000   $   --     $ 36,265       --     $ 22,461
Vice Chairman and    1995    160,000       --       88,229     14,705     32,390
Vice President ...   1994    148,006       --       74,396     42,855     18,990


James De Franco ..   1996   $160,000   $   --     $   --     $   --       48,990
Executive Vice ...   1995    156,923       --         --       11,764     15,158
President and ....   1994    154,461       --         --       42,855      1,000
Director


Steven B. Schaver    1996   $142,498   $ 11,787   $ 14,340       --     $ 12,516
Chief Operating ..   1995    116,755     21,012      4,777     23,240     10,597
Officer and Chief    1994     85,602       --         --       10,713       --
Financial Officer

David K. Moskowitz   1996   $142,692   $ 10,000   $   --        7,495   $ 12,994
Senior Vice ......   1995    130,000     10,000       --       28,048     13,270
President and ....   1994    125,384       --         --       53,568      1,000
General Counsel
----------

(1) With respect to Mr. Zimmer and Mr. Schaver, "Other Annual Compensation" includes housing and car allowances related to their overseas assignments. While each Named Executive Officer enjoys certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each Officer's salary and bonus.
(2) "All Other Compensation" includes amounts contributed to the Corporation's 401(k) plan and health insurance premiums paid on behalf of the Named Executive Officers. With respect to Mr. Ergen, Mr. DeFranco and Mr. Zimmer, "All Other Compensation" also includes payments made in connection with a tax indemnification agreement between the Corporation and such individuals. With respect to Mr. Zimmer, "All Other Compensation" also includes home leave and education allowances related to his overseas assignment.
(3)  Mr. Vogel tendered his resignation in March 1997.

     The following table provides information concerning grants of options to purchase Class A Shares of the Corporation made in 1996 to the Named Executive
Officers:

                        Option Grants in Last Fiscal Year

                     Number of    Percent of
                    Securities   Total Options   Exercise
                    Underlying    Granted to     Price Per
                     Options     Employees in     Share                     Grant Date
Name                Granted (#)     1996         ($/Sh)  Expiration Date   Present Value
---------------------------------------------------------------------------------------
Charles W. Ergen    17,030(1)     12.3%         $29.36   August 1, 2006    $280,804(2)
David K. Moskowitz   7,495(1)      5.4%          26.69   August 1, 2006     127,601(2)
----------

(1)  In August  1996,  the  Corporation  granted  options to Mr. Ergen and other executive officers and key employees to purchase Class A Shares. The options vest 20% on August 1, 1997, and 20% thereafter on August 1, 1998, 1999, 2000 and 2001. See "-- Stock Incentive Plan." The options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.
(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 62%, risk free rate of return of 6.8%, dividend yield of 0%, and time to exercise of six years.

     The  following  table  provides   information  as  of  December  31,  1996,
concerning unexercised options to purchase Class A Shares:

                          Fiscal Year End Option Values

                        Number of                     Number of Securities
                         Shares                     Underlying  Unexercised   Value of  Unexercised
                        Acquired        Value             Options at         In-the-Money Options at
                      on  Exercise     Realized        December 31, 1996         December 31, 1996($)(1)
                                                --------------------------  ---------------------------
Name                      (#)            ($)    Exercisable  Unexercisable  Exercisable  Unexercisable
-------------------------------------------------------------------------------------------------------

Charles W.Ergen ..         --     $     --         24,367        60,936   $  268,108    $  465,963

R. Scott Zimmer ..       17,000      300,589        3,082        37,478       16,499       384,532

Carl E.Vogel .....      322,208    8,566,272       25,753        49,456      286,619       468,031

James  DeFranco ..         --           --         19,494        35,125      228,898       372,767

Steven B. Schaver          --           --          8,931        25,022       76,524       170,486

David K. Moskowitz         --           --         27,034        62,077      289,817       480,824
----------

(1) The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of Class A Shares underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the Nasdaq National Market) of a Class A Share on December 31, 1996.

     Executive Compensation Committee Interlocks and Insider Participation. Prior to October 1995, the Corporation did not have an Executive Compensation Committee, and its Board of Directors determined all matters concerning executive compensation.

     Director Compensation. Directors of the Corporation who are not also employees of the Corporation receive $500 for each meeting of the Board of Directors attended and are reimbursed for reasonable travel expenses related to attendance at Board meetings. Directors of the Corporation who are employees are not compensated for their services as Directors. Directors of the Corporation are elected annually by the shareholders of the Corporation. Directors who are not also employees of the Corporation are granted options under the 1995

Nonemployee Director Stock Option Plan (the "Director Plan") to acquire 1,000 Class A Shares of the Corporation upon election to the Board. Each of Messrs. Angelich and Friedlob was granted an option to acquire 1,000 Class A Shares of the Corporation on December 22, 1995 pursuant to the Director Plan. These options were 100% vested upon issuance and have an exercise price of $20.25 per share and a term of five years. Additionally, in February 1997, each of Messrs. Angelich and Friedlob was granted an option to acquire 5,000 Class A Shares of the Corporation. These options were 100% vested upon issuance and have an exercise price of $17.00 and a term of five years.

     Stock Incentive Plan. The Corporation adopted the Incentive Plan to provide incentives to attract and retain Executive Officers and other key employees. The Corporation's Executive Compensation Committee administers the Incentive Plan. Key employees are eligible to receive awards under the Incentive Plan, in the Committee's discretion.

     Awards available under the Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and
(vi) other stock-based awards. The Corporation has reserved up to 10.0 million Class A Shares for granting awards under the Incentive Plan. Under the terms of the Incentive Plan, the Executive Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

     Pursuant to the Incentive Plan, the Corporation has granted options to its Executive Officers and other key employees for the purchase of a total of 1,303,147 Class A Shares. These options generally vest at the rate of 20% per year, commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options, which have always been equal to or greater than the fair market value at the date of grant, have ranged from $9.33 to $29.36 per Class A Share. Effective July 1, 1997, the Executive Compensation Committee voted to reprice all outstanding options with an exercise price greater than $17.00 per Class A Share to $17.00 per Class A Share. The price to which the options were repriced exceeded the fair market value of a Class A Share as of the date of repricing. Options to purchase approximately 288,000 Class A Shares were affected by this repricing. The Executive Compensation Committee and the Board of Directors indicated that they would not typically consider reducing the exercise price of previously granted options. However, the Executive Compensation Committee and the Board of Directors recognized that certain recent events beyond the reasonable control of the employees of the Company (including particularly the failed transaction with The News Corporation Limited) had significantly reduced the incentive those options were intended to create. It is the expectation of the Executive Compensation Committee and the Board of Directors that by reducing the exercise price of these options, the intended incentive will be restored.

     Launch Bonus Plan. In connection with the launch of EchoStar I, effective December 15, 1995, the Corporation granted a performance award of ten Class A Shares to all full-time employees with more than 90 days of service. The total number of shares granted relative to the performance award approximated 4,900 shares. In connection with the launch of EchoStar II, effective September 9, 1996, the Corporation granted a performance award of ten Class A Shares to all full-time employees with more than 90 days of service. The total number of shares granted relative to the performance award approximated 7,390 shares. The Corporation expects to grant a performance award of ten Class A Shares to all full-time employees with more than 90 days of service in connection with the launch of EchoStar III. The total number of shares to be issued will not be determinable until immediately prior to the launch of EchoStar III. EchoStar III is expected to be launched in September 1997.

     401(k) Plan. In 1983, the Corporation adopted a defined- contribution tax-qualified 401(k) plan. The Corporation's employees become eligible for participation in the 401(k) plan upon completing six months of service with the Corporation and reaching age 21. 401(k) plan participants may contribute an amount equal to not less than 1% and not more than 15% of their compensation in each contribution period. The Corporation may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. The Corporation may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of the Board of Directors.

     401(k) plan participants are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in 401(k) plan participants' accounts is based on years of service. A participant becomes 10% vested after one year of service, 20% vested after two years of service, 30% vested after three years of service, 40% vested after four years of service, 60% vested after five years of service, 80% vested after six years of service, and 100% vested after seven years of service.

     In March 1997, the Corporation contributed an additional 55,000 Class A Shares to the 401(k) plan as a discretionary employer stock contribution. A total of 60,000 Class A Shares (including 5,000 Class A Shares which were contributed for plan year 1995 but not allocated) were allocated to individual participant 401(k) accounts in proportion to their 1996 eligible compensation. These shares are subject to the seven-year vesting schedule previously described. Class A Shares allocated to the 401(k) accounts of the Named
Executive Officers pursuant to the 1996 discretionary employer stock contribution were as follows: (i) Charles W. Ergen, 677 shares; (ii) Carl E. Vogel; 677 shares (iii) R. Scott Zimmer, 677 shares; (iv) James DeFranco 677 shares; (v) Steven B. Schaver 676 shares ; (vi) David K. Moskowitz, 677 shares and (vi) all Officers and Directors as a group, 4,736 shares.

Performance Graph

     The graph on the following page sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Corporation's shareholders during the period from June 21, 1995 to December 31, 1996. The graph appearing below assumes the investment on June 21, 1995 (the date of the Corporation's initial public offering) of $100 in Class A Shares of the Corporation, the Nasdaq Stock Market Index, and two industry peer groups. The peer group used in the Company's 1995 Proxy Statement consisted of Adelphia Communications Corporation, American Telecasting, Inc., Century Communications Corporation, Falcon Cable Systems Company, People's Choice TV Corporation and Tee-Comm Electronics, Inc. ("Old Industry Peer Group"). Stock price performance data for the Old Industry Peer Group for 1996 is presented below for comparative purposes. In 1996, the Company broadened its industry peer group to include, in addition to the companies included in the Old Industry Peer Group, additional subscription television service companies. Such additional companies include Cablevision Systems Corporation, CAI Wireless Systems, Inc., Heartland Wireless Communications, Inc., Jones Intercable, Inc., Tele-Communications, Inc., US WEST Media Group, United States Satellite Broadcasting Company, Inc., Wireless Cable of Atlanta, Inc., and Wireless One, Inc. ("New Industry Peer Group"). Falcon Cable Systems Company is not included in the New Industry Peer Group as that entity was delisted during 1996. Although the companies included in the industry peer groups were selected because of similar industry characteristics, they are not entirely representative of the Corporation's business.

                          STOCK PRICE PERFORMANCE GRAPH
                WHICH REFLECTS THE VALUES OF THE FOLLOWING TABLE
                                 IS OMITTED HERE




   Total Return Analysis                 6/21/95    12/29/95    6/28/96    12/31/96
   ---------------------                 -------    --------    -------    --------

EchoStar Communications ........     $   100.00  $   142.65  $   166.18  $   129.41
Corporation

Old Industry Peer Group ........         100.00       95.69       97.55       56.63

New Industry Peer Group ........         100.00       86.62       86.27       65.37

Nasdaq Composite (US) ..........         100.00      113.63      128.19      139.80

     The graph appearing on the preceding page shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        REPORT ON EXECUTIVE COMPENSATION

     General. The foundation of the Corporation's compensation policy is to offer compensation packages to attract, retain and motivate Executive Officers over the long term. Prior to 1996, the compensation of Executive Officers was reviewed and approved annually by the President and Chief Executive Officer of the Corporation, Charles W. Ergen. Beginning in 1996, executive compensation is reviewed by the Executive Compensation Committee (the "Committee"). The two general elements in the Corporation's executive compensation program consist of base salary and long- term incentive compensation in the form of stock options and other awards offered under the Corporation's Incentive Plan.

     Base Salaries. Annual base salaries paid to the Corporation's Executive Officers have historically been fixed at levels below amounts paid to Executive Officers with comparable experience and responsibilities at other companies engaged in the same or similar business as the Corporation and with other companies of similar size. Changes in annual base salaries paid to Executive Officers are reviewed annually by the Committee and determined based on recommendations from the President and Chief Executive Officer. Prior to formation of the Committee in October 1995, changes in the base salaries of Executive Officers were reviewed by Mr. Ergen annually. Factors considered by Mr. Ergen in making his recommendation to the Committee are typically based on his perception of the individuals performance, success in achieving personal and company goals, and planned changes in responsibilities. Changes in the profitability of the Corporation and the market value of its securities are typically not considered in setting Executive Officer base compensation; however, an individual's extraordinary efforts resulting in tangible increases in corporate, division or department profitability are considered by Mr. Ergen in determining increases in base salary.

     Stock Option Awards. Stock option grants under the Incentive Plan are designed to provide an additional incentive to attract and retain Executive Officers. In addition, stock options provide an incentive to Executive Officers to increase shareholder value on a sustained basis. Management believes that Executive Officers and other key employees, who are in a position to make a substantial contribution to the long-term success of the Corporation and to build shareholder value, should have a stake in the Corporation's ongoing success. This focuses attention on managing the Corporation as an owner with an equity position in the Corporation's business and seeks to align the key employee's interest with the long-term interests of shareholders. Stock options represent an important part of the Corporation's compensation program for Executive Officers, and, similar to other growing technology companies, represents a significant component of overall compensation.

     Awards under the Incentive Plan follow a review of the individual employee's performance, tenure and position in the Corporation, and long-term potential contribution to the Corporation. Generally, the number of options granted to an employee is based on a dollar value divided by the fair market value per Class A Share as reported in the Nasdaq's National Market System on the date of grant. For example, a key employee may be granted $25,000 worth of stock options, which at $20.00 per Class A Share results in the grant of options to purchase 1,250 Class A Shares of stock.

     The dollar value awarded to key employees has typically ranged from $25,000 to $500,000 and is generally determined based on the key employee's level of responsibility, position in the Corporation, potential to contribute to the long-term success of the Corporation or otherwise achieve significant corporate goals and the number of options previously granted to the employee. Neither Management nor the Board assign specific weights to these factors, although the employee's position and a subjective evaluation of his performance are considered most important. Awards are generally made to Director level and above employees, although in certain circumstances grants are made to certain other employees based on length of service or contribution to the Corporation.

     To encourage key employees to remain in the employ of the Corporation or its subsidiaries, options granted under the Incentive Plan to date generally vest and become exercisable over a five-year period. Options granted under the Incentive Plan generally are not exercisable until one year after the date of grant.

     Stock options were awarded under the Incentive Plan to key employees on August 1, 1996. In connection with these grants, the Corporation's President and Chief Executive Officer, in consultation with members of the Board of Directors, determined the recipients of stock options taking into account the respective scope of accountability, strategic and operational goals and contribution of each recipient.

     Compensation of Chief Executive Officer. The compensation payable to Charles W. Ergen, the Corporation's President and Chief Executive Officer, is generally fixed at a level which the Committee believes is substantially below amounts paid to Chief Executive Officers at other companies engaged in the same or similar business as the Corporation.

     Mr. Ergen's base salary for each of fiscal 1996 and fiscal 1995 was $190,000. Prior to 1996, changes in Mr. Ergen's base salary were determined by Mr. Ergen in consultation with members of the Board of Directors, taking into consideration subjective factors generally unrelated to the Corporation's level of profitability or the market value of the Corporation's securities. Beginning in 1996, changes in the base salary of Mr. Ergen are reviewed annually by the Committee based on recommendations from the Board of Directors.

     Mr. Ergen was granted an option to purchase 17,030 Class A Shares in August 1996, representing approximately 39.4% of the total options granted to Executive Officers on that occasion, and approximately 12.3% of the total stock options granted to key employees during all of fiscal 1996. The number of options granted to Mr. Ergen in 1996 reflected his length of service and contribution to the Corporation, among other factors.

     The report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                                      Respectfully submitted,

                                      The Committee

                                      Alan M. Angelich
                                      Raymond L. Friedlob

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain subsidiaries of the Corporation have agreed to indemnify Charles W. Ergen, Chairman, Chief Executive Officer and President of the Corporation, James DeFranco, Executive Vice President of the Corporation, R. Scott Zimmer, Vice Chairman and Vice President of the Corporation, and Cantey M. Ergen, a former Director of HTS and the spouse of Charles W. Ergen, for any adjustments to such individuals' federal, state or local income taxes resulting from adjustments to the Corporation's subsidiaries' taxable income or loss, tax credits or tax credit recapture for years during which such individuals were shareholders of such subsidiaries and such subsidiaries elected to be taxed as Subchapter S corporations. This indemnity agreement also covers interest, penalties and additions to tax, as well as fees and expenses, including attorneys' and accountants' fees, if any. This indemnity agreement resulted in 1996 taxable income to Messrs. Ergen, DeFranco, and Zimmer of approximately $128,000, $36,000 and $10,000, respectively. See Executive Compensation and Other Information.

     As of December 31, 1996, accrued dividends on the Preferred Shares of the Corporation payable to Messrs. Ergen and DeFranco aggregated $3.1 million and $167,000, respectively.

     Since March 1995, Mr. Ergen has served on the Board of Directors of SSET. In 1994, the Corporation purchased $8.75 million of SSET's seven-year, 6.5% subordinated convertible non- recourse debentures. In December 1994, DirectSat Corporation, a subsidiary of SSET, was merged with a wholly-owned subsidiary of the Corporation. As a result of this merger, SSET acquired 800,780 Class A Shares of the Corporation. On September 6, 1996, SSET repurchased $3.5 million of the outstanding convertible debentures and paid all outstanding accrued interest through that date. As of December 31, 1996, the SSET debentures, if converted, would have represented approximately 5% of SSET's outstanding common stock. The total amount owed by SSET to the Corporation as of December 31, 1996 related to the convertible debentures was approximately $3.6 million, including accrued interest.

           PROPOSAL NO. 2 APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors believes it is in the interests of the Corporation to encourage stock ownership by employees of the Corporation. Accordingly, the Board of Directors has approved the establishment of an employee stock purchase plan (the "Plan"). On August 11, 1997, the Board of Directors adopted, subject to shareholder approval, the Plan and reserved a total of 100,000 Class A Shares for issuance thereunder. Set forth below is a summary of the essential features of the Plan. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Plan, a copy of which may be obtained from the Corporation at no charge upon written request.

     Subject to adjustment by the Board of Directors, the purchase price of each Class A Share purchased by employees under the Plan will be eighty-five percent (85%) of the closing price of the Class A Shares on the last business day of each calendar quarter in which such Class A Shares are deemed sold to an employee under the Plan. In the event that such day is not a date on which trading occurred on the Nasdaq Stock Market, then the day for calculation of the purchase price shall be the nearest prior business day on which trading occurred on the Nasdaq Stock Market. The shares will be issued from the shares authorized for issuance under the Plan or treasury stock, and the Corporation will pay all transaction costs.

     Administration and Eligibility. The Plan will be administered by a Committee appointed by the Corporation's Board of Directors, by an individual appointed by the Corporation's Board of Directors, or by the Board of Directors itself (the "Committee"). The Committee has the plenary authority to interpret and construe all provisions of the Plan. The Plan shall begin on October 1, 1997, or as otherwise decided by the Committee. All employees who have been employed by the Corporation for at least one calendar quarter are eligible to participate in the Plan, except for employees whose customary employment is twenty hours or fewer per week. As of July 1, 1997, approximately 1,100 employees were eligible to participate in the Plan.

     Participation Terms. An eligible employee may elect to participate in the Plan by completing and submitting an authorization for payroll deduction form. No interest shall be paid on payroll deductions under the Plan and no withdrawal is permitted from the Plan prior to the end of a calendar quarter. An employee cannot have deducted an amount which would (a) result in the employee owning, after the purchase of Class A Shares in any calendar quarter under the Plan, five percent or more of the total combined voting power of all outstanding capital stock of the Corporation, or (b) permit such employee to purchase capital stock of the Corporation under all stock purchase plans of the Corporation at a rate which would exceed $25,000 in fair market value of capital stock in any one year.

     At the end of each calendar quarter, each employee shall be deemed to have purchased the number of Class A Shares equal to the total amount of such employee's payroll deductions during such calendar quarter, divided by the per share purchase price. Employees may purchase Class A Shares only through payroll deductions under the Plan.

     Amendment and Termination. The Board of Directors of the Corporation may amend the Plan at any time. However, no amendments shall be made without the prior approval of the shareholders of the Corporation if such amendment would
(a) increase the number of Class A Shares available under the Plan, or (b) change the classification of employees eligible to participate in the Plan.

     The Plan shall terminate upon the first to occur of (i) ten years from the date the Plan is initially approval by the shareholders of the Company; or (ii) the date on which the Plan is terminated by the Board of Directors.

     Federal Income Tax Consequences. The Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended, which provides that an employee does not have to pay any federal income tax upon joining the Plan or upon receiving Class A Shares therefrom. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells shares received under the Plan and the price he or she paid for them.


     Plan Benefits. The Corporation cannot now determine the exact number of shares to be issued under the Plan to the Named Executive Officers, all current executive officers as a group or all employees (including executive officers) as a group.

     Vote Required. The affirmative vote of the holders of a majority of the outstanding Class A Shares entitled to vote at the Annual Meeting and present in person or represented by proxy at the Annual Meeting is required to approve the Plan.

     In the opinion of the management of the Corporation, adoption of the Plan will benefit the Corporation and the shareholders.

        The Board of Directors unanimously recommends a vote FOR approval of the 1997 Employee Stock Purchase Plan and the reservation of
                       100,000 Class A Shares thereunder.
                    (Item No. 2 on the enclosed proxy card).

            PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Since 1988, the firm of Arthur Andersen LLP, independent accountants, has examined and reported on the financial statements of the Corporation. The Board of Directors of the Corporation has appointed, subject to the approval of its shareholders, Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the shareholders.

     If a quorum is present, the affirmative vote of a majority of the total voting power of the Corporation present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the appointment of Arthur Andersen LLP as independents accountants.

     The Board of Directors unanimously recommends a vote FOR ratification of this appointment.
                    (Item No. 3 on the enclosed proxy card).

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be submitted at the 1998 Annual Meeting of Shareholders must be received by the Corporation at the above address no later than January 6, 1998 to be eligible for inclusion in the Corporation's proxy statement and the accompanying proxy for such meeting.

                                  MISCELLANEOUS

     Cost of Proxy Statement. The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by a few regular employees of the Corporation without additional compensation. The Corporation does not expect to pay any compensation for the solicitation of proxies but will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses in forwarding proxy materials to beneficial owners of securities held of record by such persons and obtaining their proxies.

     Additional Information and Information Incorporated by Reference. The Corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 1996 ("Form 10-K"), filed with the Commission on March 31, 1997, is incorporated herein by reference and attached hereto. Shareholders should carefully review the Form 10-K prior to deciding how to vote their shares in connection with the matters set forth in this Proxy Statement.

                                 OTHER BUSINESS

     Management knows of no other business that will be presented to the Annual Meeting of Shareholders other than that which is set forth in this Proxy Statement.



                              By Order of the Board of Directors


                              /s/ DAVID K. MOSKOWITZ
                              ----------------------
                              DAVID K. MOSKOWITZ,
                              Senior   Vice  President,   General
                              Counsel and Corporate Secretary

PROXY                 ECHOSTAR COMMUNICATIONS CORPORATION                 PROXY
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David K. Moskowitz and Steven B. Schaver, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Class A Shares of EchoStar Communications Corporation, held of record by the undersigned on August 6, 1997, at the Annual Meeting of Shareholders to be held on September 12, 1997, or any adjournment thereof.

     1.   ELECTION OF FIVE DIRECTORS.

        [ ]   FOR  all nominees listed below (except as marked to the contrary)

        [ ]   WITHHOLD  AUTHORITY to vote for all the nominees listed below

          Charles W. Ergen    James DeFranco      R. Scott Zimmer
               Raymond L.Friedlob       Alan M. Angelich

   (INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name above.)

     2. PROPOSAL TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN AND RESERVE FOR ISSUANCE 100,000 CLASS A SHARES THEREUNDER.

             [ ]   FOR           [ ]  AGAINST       [ ]   ABSTAIN

     3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

             [ ]   FOR           [ ]  AGAINST       [ ]  ABSTAIN

     4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE FIVE (5) DIRECTORS SET FORTH ABOVE, FOR THE APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF ARTHUR ANDERSEN AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

                                   Dated ______________________ ,1997


                                   __________________________________
                                               Signature

                                   __________________________________
                                        Signature if held jointly

                                   Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.